EXHIBIT 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THE ISSUER BOTH CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the "Agreement") dated as of October 29, 2025 (the “Effective Date”), is made by and between Xeriant, Inc., a Nevada corporation with an address at 3651 FAU Blvd., Suite 400, Boca Raton, FL 33431 (“XERI”) and Auctus Fund, LLC, a Delaware limited liability company with an address at 545 Boylston Street, Boston, MA 02116 (“AUCTUS”) (each a “Party” and together with XERI, the “Parties”).

WHEREAS, on or about October 27, 2021, XERI issued to AUCTUS a Senior Secured Promissory Note in the original principal amount of $6,050,000, as the same may have been amended (the “Note”) pursuant to that certain Securities Purchase Agreement dated as of October 27, 2021 (the “SPA”);

WHEREAS, pursuant to the SPA, the Company issued to AUCTUS a warrant dated October 27, 2021, as part of the original Note issuance and SPA, to purchase 50,968,828 shares of Common Stock at an exercise price of $0.1187 per share, with a term of five (5) years (the “Initial Warrant”);

WHEREAS, pursuant to the SPA and the Note, the Company issued to AUCTUS a warrant dated July 26, 2022, as part of an Amendment to the Note dated July 26, 2022, to purchase 25,000,000 shares of Common Stock at an original exercise price of $0.09 per share, with a term of five (5) years; and a warrant dated December 27, 2022, as part of a Second Amendment to the Note dated December 27, 2022, to purchase 25,000,000 shares of Common Stock at an original exercise price of $0.09 per share, with a term of five (5) years (collectively, the “Additional Warrants”);

WHEREAS, XERI used proceeds of the Note to fund a joint venture (“JV”) that XERI had formed in May 2021 with XTI Aircraft Company, a Delaware corporation with a principal place of business in Colorado (“XTI”);

WHEREAS, The JV, in turn, used the funds to further design and develop a new electric aircraft that XTI had begun designing;

WHEREAS, in May 2022, XERI entered into a letter agreement with XTI (the “Letter Agreement”), pursuant to which XERI would introduce XTI to a company called Inpixon (“IPX”), a potential merger partner. Pursuant to the Letter Agreement, if XTI (1) eventually merged with IPX or (2) within one year of the Letter Agreement, entered into any other transaction with IPX, XTI would, among other things, assume XERI’s obligations under the Note, including XERI’s obligation to repay AUCTUS;

WHEREAS, XTI received a loan from IPX in March 2023 and subsequently merged with IPX in March 2024, which the Parties contend was a “transaction” that triggered XTI’s obligations outlined in the Letter Agreement;

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WHEREAS, AUCTUS and XERI contend that XTI thus became obligated in accordance with the Letter Agreement to repay AUCTUS the outstanding debt under the Note;

WHEREAS, XERI commenced a civil action against, among others, XTI in the United States District Court for the Southern District of New York, Case No. 1:23-cv-10656-JPO (the “XERI XTI Action”);

WHEREAS, in the XERI XTI Action, XERI has asserted various claims against XTI, including without limitation, claims pertaining to the JV, the Letter Agreement and the Note;

WHEREAS, XERI commenced a civil action against AUCTUS in in the United States District Court for the Southern District of New York, Case No. 1:23-cv-09200-LAK (the “XERI AUCTUS Action”), which was dismissed by the District Court and which dismissal was affirmed by the Court of Appeals for the Second Circuit;

WHEREAS, AUCTUS commenced a civil action against XTI in Colorado state court (the “AUCTUS XTI Action”) arising from the Letter Agre~~e~~ment;

WHEREAS, XERI is in default under the Note, and AUCTUS has the right to immediately exercise all of its rights and remedies under the Note;

WHEREAS, AUCTUS is willing, subject to the terms and conditions set forth herein, to forbear from exercising its rights and remedies against XERI under the Note, but is not willing to forbear from exercising its rights and remedies against XTI resulting from XTI’s assumption of XERI’s obligations under the Note; and

WHEREAS, XERI and AUCTUS desire to partially settle on the terms and provisions set forth herein, certain claims held by AUCTUS against XERI pursuant to the Note.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                  Issuance of Shares to AUCTUS. Immediately upon execution of this Agreement, and in any event within three (3) business days after execution of this Agreement, XERI shall issue Thirty Million (30,000,000) unrestricted shares of XERI common stock to AUCTUS pursuant to that certain Notice of Conversion delivered by Auctus to XERI dated February 24, 2025. If and to the extent that XERI has effectuated any stock split or any similar transaction with respect to its shares of common stock after July 1, 2025 and prior to the delivery of the shares pursuant to this Paragraph 1, the Thirty Million (30,000,000) shares shall be adjusted accordingly.

2.                  Payments by XERI to AUCTUS. XERI shall pay Three Million Five Hundred Thousand Dollars ($3,500,000) to AUCTUS as follows: (A) One Million Dollars ($1,000,000) shall be paid on or before seventy-five (75) days from the Effective Date; (B) One Million Dollars ($1,000,000) shall be paid on or before one hundred five (105) days from the Effective Date; (C) One Million Dollars ($1,000,000) shall be paid on or before one hundred thirty-five (135) days from the Effective Date; and (D) Five Hundred Thousand Dollars ($500,000) shall be paid on or before one hundred sixty-five (165) days from the Effective Date. AUCTUS shall apply each payment under this Paragraph 2 when received in accordance with the terms and provisions of the Note.

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3.                  Litigation Proceeds and Note Payments. Within ten (10) business days of receipt by XERI of any money or other consideration pertaining in any way to the XERI XTI Action, whether by settlement, judgment or otherwise, and whether in cash, stock or other form of consideration (collectively, “Litigation Proceeds”), XERI shall transfer the first ☑ in value of Litigation Proceeds to AUCTUS, net only of legal fees and expenses not to exceed Two Hundred Fifty Thousand Dollars ($250,000). After receipt by Auctus of the first ☑ in value of Litigation Proceeds, any additional Litigation Proceeds shall be distributed ☑ to XERI and ☑  to AUCTUS. AUCTUS shall apply any payment received by Auctus on account of the AUCTUS XTI Action, net of any legal fees, costs and expenses (“AUCTUS XTI Proceeds”), in accordance with the terms and provisions of the Note. Each Party shall notify the other within three (3) business days of receipt by such Party of any Litigation Proceeds or AUCTUS XTI Proceeds, as the case may be. AUCTUS may, in its sole discretion, within five (5) business days of receipt of such notice, reject any amount of non-cash Litigation Proceeds which it is not legally entitled to receive, in which event all calculations in this Paragraph 3 shall be made as if such proceeds were never received by XERI. None of the Litigation Proceeds shall be applied by AUCTUS to the Note. The payment or transfer by XERI of any and all Litigation Proceeds is solely in consideration for AUCTUS entering into this Agreement and forbearing from pursuing its rights and remedies against XERI to the extent set forth in this Agreement. This Agreement and the transactions contemplated under this Agreement shall not, under any circumstances, constitute a release, novation, accord and satisfaction or any contractual or equitable release by AUCTUS of any of its claims, rights or remedies under the Note or applicable law except to the limited extent set forth in favor of XERI in Paragraph 9 of this Agreement. There are no express, implied or intended third party beneficiaries under this Agreement, including without limitation, XTI.

4.                  Return of Warrants by AUCTUS. Provided that XERI timely issues the Thirty Million (30,000,000) shares of XERI common stock to AUCTUS set forth in Paragraph 1 of this Agreement; provided that XERI timely makes (inclusive of any grace period) all payments with respect to the Three Million Five Hundred Thousand Dollars ($3,500,000) set forth in Paragraph 2 of this Agreement; and provided further that XERI does not otherwise default under this Agreement, AUCTUS shall, within ten (10) business days of receipt by AUCTUS of the final payment specified in Paragraph 2 of this Agreement, return the Additional Warrants to XERI.

5.                  Conversion Suspension. Upon receipt by AUCTUS of the Thirty Million (30,000,000) shares of XERI common stock set forth in Paragraph 1 of this Agreement, and so long as XERI (A) timely makes (inclusive of any grace period) all payments set forth in Paragraph 2 of this Agreement and (B) has not otherwise defaulted under this Agreement, AUCTUS shall suspend its further exercise of any of its conversion rights under the Note. Upon any default by XERI under this Agreement, any suspension by AUCTUS of its conversion rights shall immediately cease and AUCTUS may thereafter exercise conversion rights under the Note at its discretion.

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6.                  Events of Default; Remedies. The occurrence of any one or more of the following events shall constitute a default by XERI under this Agreement (collectively, “Events of Default”) : (A) failure by XERI to timely issue the common stock to AUCTUS specified in paragraph 1 of this Agreement; (B) failure by XERI to make any of the payments specified in Paragraph 2 of this Agreement after fifteen (15) business days’ notice of such failure; or (C) failure by XERI to timely pay or transfer (inclusive of any grace period) any Litigation Proceeds to AUCTUS specified in Paragraph 3 of this Agreement; the filing of a bankruptcy petition, receivership or similar case or proceeding by or against XERI; or any failure by XERI to perform any of its other obligations under this Agreement. Upon the occurrence of any one or more Events of Default, AUCTUS may exercise any one or more of the following remedies, at its sole discretion, which remedies shall not be exclusive or exhaustive: (A) sue for breach of this Agreement and collect any and all damages resulting therefrom; (B) exercise all rights and remedies under the Note and the SPA, including without limitation, collection of all amounts remaining due under the Note; (C) seek injunctive or other equitable relief: and (D) seek any and all other rights and remedies available to AUCTUS at law or in equity.

7.                  Release by XERI. XERI hereby irrevocably and unconditionally releases AUCTUS and its past, present and future officers, directors, agents, consultants, employees, representatives, attorneys, investors, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “AUCTUS Released Parties”), of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that XERI or its predecessors, legal representatives, successors or assigns, ever had, now has, or hereafter can, shall, or may have, against the AUCTUS Released Parties, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the Effective Date with respect to the Note (including but not limited to all transactions relating to the Note, all share issuances relating to the Note, and all conversions of the Note), all Warrants (including but not limited to all transactions relating to all Warrants, all share issuances relating to the Warrants, and all exercises of the Warrants), the SPA (including but not limited to all transaction documentation relating to the SPA), and any and all rights, remedies, claims and defenses that were or could have been asserted by XERI in the XERI AUCTUS Action (collectively, the “XERI Claims”). XERI understands that this Agreement releases claims that XERI may not know about. This is XEREI’s knowing and voluntary intent, even though XERI recognizes that someday it might learn that some or all of the facts that it currently believes to be true are untrue and even though it might then regret having signed this Agreement.

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8.                  Covenant Not to Sue by XERI. XERI agrees that it will not pursue, file or assert, or permit to be pursued, filed or asserted, any civil action, suit or legal proceeding seeking equitable or monetary relief in connection with any matter concerning its relationship with AUCTUS with respect to all of the XERI Claims released herein arising from the beginning of the world up to and including the Effective Date (whether known or unknown to it and including any continuing effects of any acts or practices prior to the Effective Date).

9.                  Covenant Not to Sue by AUCTUS. Provided that no Event of Default occurs under this Agreement, AUCTUS agrees that it will not pursue, file or assert, any civil action, suit or legal proceeding against XERI seeking equitable or monetary relief in connection with the Note.

10.              Retention by AUCTUS of Initial Warrant. AUCTUS shall retain its original warrant to purchase 50,968,828 shares of XERI common stock and nothing herein shall affect or otherwise impair the rights and remedies of AUCTUS under such warrant.

11.              Miscellaneous.

a.       XTI Assumption of Note. The Parties agree that the intent of the Letter Agreement was for XTI to assume, on the terms and conditions set forth in the Letter Agreement, all of XERI’s obligations under the Note. The Parties further agree that AUCTUS was an intended third-party beneficiary of the Letter Agreement. The Parties did not intend that any novation occur or that any assignment of XERI’s obligations under the Note occur. Nothing herein shall relieve XTI, its successors and assigns, from any obligation~~s~~ to XERI or to AUCTUS notwithstanding any of the terms or provisions of this Agreement

b.       Notices. Any notices hereunder to the Company or the Investor shall be in writing. If sent by electronic mail, such notices shall be deemed to have been given when sent (provided that electronic confirmation of it being sent is received by the sender). If sent by hand delivery or special courier (e.g., Federal Express), such notices shall be deemed to have been given on the date of delivery thereof as reflected on written confirmation of such delivery. All notices shall be addressed as follows (or to such other address or addresses of which any party shall provide written notice to the other parties hereto).

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If to XERI:

Xeriant, Inc. 3651 FAU Blvd.

Suite 400

Boca Raton, FL 33431 Attn: Keith Duffy

Email: kduffy@xeriant.com With a copy to:

David Ficksman TroyGould PC

Email: dficksman@troygould.com

If to the AUCTUS:

Auctus Fund, LLC

545 Boylston Street, 2nd Floor Boston, MA 02116

Attn: Lou Posner Email:

louposner@auctusfundllc.com With a copy to its counsel:

William R. Moorman, Jr., Esq. Murphy & King, P.C. wmoorman@murphyking.com

c.       Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the Company and the Investor.

d.       Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

e.       Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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f.        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

g.       Construction. The Parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to review and revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto.

h.       Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state or federal courts located in the Commonwealth of Massachusetts. Each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts sitting in the Commonwealth of Massachusetts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

i.        Confidentiality. This Agreement shall be strictly confidential and shall not be disclosed by the Parties, or their representatives, to anyone or any entity under any circumstances, except to the Parties’ respective attorneys, accountants and tax advisors or to potential investors of XERI. All the terms of this Agreement, including but not limited to this provision, are material terms of this Agreement. Notwithstanding the foregoing, in the event that a Party, or any of their representatives are requested pursuant to, or required by, applicable law, rule or regulation or by legal process (collectively, “Law”) to disclose the existence or terms of this Agreement, the Parties agree that they will (to the extent permissible by Law) provide the other Party with prompt written notice (email being sufficient) of such request(s) or requirement(s) to enable the other Party to have ten (10) business days to seek an appropriate protective order, waive compliance with the provisions of this Agreement or take other appropriate action, all at the other party’s sole cost and expense. If, in the absence of a timely received protective order or the timely receipt of a waiver hereunder, a Party or any of its representatives is nonetheless, upon the advice of counsel, required or compelled to disclose the existence or terms of this Agreement to any governmental agency, court or tribunal or pursuant to Law, the Party or such representative, after prior written notice (email being sufficient) to the other Party, may disclose (to the extent not prohibited by applicable Law) to such requesting entity only such information that the Party or such representative are required or compelled to disclose and, to the extent permissible by Law, regulation or tribunal, provide the other Party promptly with written notice (including via email) of such disclosure. Notwithstanding the foregoing, the procedures contemplated by this paragraph shall not apply to any disclosure required by applicable Law by a Party or its representatives when made in response to a request by a regulatory or self-regulatory authority and such request does not specifically target the other Party or this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

XERIANT, INC.

By: Keith Duffy Title: CEO                                                          ___________________________________________________

AUCTUS FUND, LLC

By: Lou Posner

Title: Managing Member                                                            ___________________________________________________

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